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Ford to Close 2016 Strong; Declares Regular and Supplemental Dividends; Highlights Progress in Auto and Mobility Expansion

•	Company on track to deliver about $10.2 billion in total company adjusted pre-tax profit in 2016; adjusted effective tax rate now expected to be in the low 30 percent range

•	Declares first quarter regular dividend of $0.15 per share and a $200 million supplemental cash dividend – or $0.05 per share – for a combined $0.20 per share

•	Reconfirms total company adjusted pre-tax profit to be solid in 2017, lower than 2016; core business remains strong, while investments in emerging opportunities increase

•	Continues to forecast improved profitability in 2018, led by gains in the core business

DEARBORN, Mich., Jan. 10, 2016 – Ford Motor Company (NYSE: F) is on track for another strong year in 2016 and continues to expect about $10.2 billion in total company adjusted pre-tax profit. The company now expects its adjusted effective tax rate to be in the low 30 percent range. Ford will give further details this evening when it presents at the Deutsche Bank Global Auto Industry Conference. The slide deck of that presentation can be found here.

“As we close 2016, Ford continues to be a solid investment with attractive upside on emerging opportunities,” said Mark Fields, Ford president and CEO. “We are pleased to, once again, reward our shareholders with a regular and supplemental dividend, as we continue delivering profitable growth for all.”

As a result of the company’s performance in 2016, Ford’s Board of Directors declared a first quarter dividend of $0.15 per share and a $200 million supplemental cash dividend that is equal to $0.05 per share. This provides a combined total of $0.20 per share of dividends on the company’s outstanding Class B and common stock.

The first quarter regular dividend maintains the same level as the dividends paid in 2016. The first quarter regular and supplemental dividends are payable on March 1, 2017 to shareholders of record at the close of business on Jan. 20, 2017. Subject to the approval of the Board of Directors, the company will make distributions totaling about $2.8 billion in 2017. By year-end, cumulative distributions to shareholders will total $15.4 billion since the company’s regular dividend was restored in 2012.

Consistent with the guidance outlined at Ford’s Investor Day in September, the company expects continued strong performance in 2017, with total company adjusted pre-tax profit somewhat lower compared to 2016 due to increased investments in electrification, autonomy and mobility. The company also anticipates cost efficiencies of greater than $3 billion in 2017 alone and improved profitability in 2018 – led by gains in the core business.

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At tonight’s Deutsche Bank Global Auto Industry Conference, Fields will provide an update on Ford’s strategic priorities to fortify its profit pillars, transform underperforming parts of its business and grow emerging opportunities as it expands to an auto and mobility company.

Ford is focused on building on its clear global leadership in trucks, vans, commercial vehicles and performance vehicles, while growing global strength in utility vehicles. Ford also is transforming underperforming parts of its core business, including luxury, small vehicles and select emerging markets – and is already seeing benefits.

In electrification, last week, Ford detailed seven of the 13 new global electrified vehicles it plans to introduce in the next five years. This announcement comes on the heels of the recently unveiled next-generation Fusion Hybrid autonomous development vehicle, which demonstrates the advancement of Ford’s in-house hardware and software engineering efforts and brings the company one step closer to delivering a high-volume, fully autonomous vehicle for ride sharing in 2021.

Ford also continues to innovate in the area of connectivity, which supports both the core business as well as growth in emerging opportunities. Last week at CES, the company announced several new initiatives, including partnering with Toyota to establish the SmartDeviceLink Consortium and bringing Amazon’s Alexa into Ford vehicles.

Ford’s presentation at the Deutsche Bank Global Auto Industry Conference will begin at approximately 6:30 p.m. EST today. To access the presentation materials and a listen-only audio webcast, visit shareholder.ford.com.

Note: Total company adjusted pre-tax profit is a non-GAAP financial measure because it excludes special items. Ford does not provide guidance on net income, the comparable GAAP financial measure. Full-year net income in 2016 will include potentially significant special items, including pension and OPEB remeasurement losses, which presently are difficult to quantify with reasonable certainty.

About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 203,000 employees and 62 plants worldwide, the company’s core business includes designing, manufacturing, marketing and servicing a full line of Ford cars, trucks and SUVs, as well as Lincoln luxury vehicles. To expand its business model, Ford is aggressively pursuing emerging opportunities with investments in electrification, autonomy and mobility. Ford provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products and services, please visit www.corporate.ford.com.

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
	Brad Carroll	Community: Dawn Dombroski	Investment Community: Karen Rocoff	Inquiries: 1.800.555.5259 or
	313.390.5565	313.845.2868	313.621.0965	313.845.8540
	bcarro37@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Risk Factors
Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States, Europe, or China, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products or services;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

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Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and

•	New or increased credit regulations, consumer or data protection regulations, or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in our 2015 Form 10-K Report, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.